Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer (810) 237-4200	Director of Investor Relations (810) 257-2506
Charlie.Christy@citizensbanking.com	Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP
ANNOUNCES FOURTH QUARTER 2007 RESULTS
FLINT, MICHIGAN, January 17, 2008 — Citizens Republic Bancorp (NASDAQ: CRBC) announced today net income of $28.0 million for the three months ended December 31, 2007. The results for the fourth quarter of 2007 represent a decrease of $3.8 million from the third quarter of 2007 net income of $31.8 million and an increase of $27.3 million over the fourth quarter of 2006 net income of $0.7 million. The fourth quarter of 2006 does not include Republic Bancorp Inc. (“Republic”) activity. However, the results for all three time periods include restructuring and merger-related expenses associated with the Republic merger. Diluted net income per share was $0.37, compared with $0.42 for the third quarter of 2007 and $0.02 for the same quarter of last year. Annualized returns on average assets and average equity during the fourth quarter of 2007 were 0.83% and 7.11%, respectively, compared with 0.96% and 8.20% for the third quarter of 2007 and 0.04% and 0.40% for the same quarter of 2006.
Net income for the year ended December 31, 2007 totaled $100.8 million or $1.33 per diluted share, which represents an increase in net income of $37.5 million and a decrease of $0.14 per diluted share from the same period of 2006. The results for the full year of 2006 do not include Republic activity.
Core operating earnings, which exclude restructuring and merger-related expenses and amortization of core deposit intangibles, were $0.39 per diluted share for the fourth quarter of 2007, a decrease of $0.06 from the third quarter of 2007 and an increase of $0.19 over the fourth quarter of 2006. Annualized core operating earnings to average tangible assets and annualized core operating earnings to average tangible equity for the fourth quarter of 2007 were 0.93% and 15.32%, respectively, compared with 1.10% and 18.55% for the third quarter of 2007 and 0.44% and 5.62% for the fourth quarter of 2006. These non-GAAP financial measures are discussed in more detail under “Use of Non-GAAP Financial Measures” and are reconciled to the related GAAP measures in the tables on page 18.
“We are reporting respectable full year 2007 operating results that were in line with our expectations considering the headwinds the banking industry faced this year,” stated William R. Hartman, chairman, president and chief executive officer. “While we had strong growth in commercial loans, gained momentum in our revenue synergies, and exceeded our cost savings target, these accomplishments were overshadowed by the significant downturn in the Midwest economy and the banking industry environment during the year. We believe that the process and structural improvements we made this year will continue to help us manage through the economic, interest rate, and credit challenges we face going into 2008,” continued Hartman.
Key Performance Highlights in the Quarter:
•	Commercial and industrial loans at December 31, 2007 were $2.6 billion, an increase of $321.0 million or 14.4% over September 30, 2007. Citizens continues to see good customer demand for commercial and industrial loans in all of its markets.
•	Net charge-offs for the fourth quarter of 2007 totaled $19.7 million, compared with $7.9 million for the third quarter of 2007. The increase was primarily the result of higher commercial real estate net charge-offs, of which $11.5 million were specifically reserved in prior periods. The allowance for loan losses as a percent of portfolio loans decreased from 1.92% to 1.72%. It is Citizens’ belief that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio considering the current economic conditions in the Midwest.
•	Citizens continues to show improvement in service charges on deposit accounts, treasury management sales, and wealth management as a result of several revenue generation initiatives launched during 2007.
o	Treasury management sales totaled $0.5 million for the fourth quarter of 2007. For the full year of 2007, treasury management sales have increased $0.4 million or 26.6% over the same period of 2006.

o	SBA loan bookings totaled $16.4 million in the fourth quarter of 2007, an increase of 20.3% over the third quarter of 2007. For the full year of 2007, SBA loan bookings totaled $62.8 million, of which $39.1 million was closed by legacy Citizens bankers. This represents an over 300% increase from their 2006 volume.

o	Brokerage and investment fees exceeded $2.0 million for the third straight quarter.
•	Citizens identified $31.0 million of annual cost savings at the time of the Republic merger and expected to realize 70% ($21.7 million) during 2007. Citizens achieved $24.6 million in savings during 2007, exceeding the projection by $2.9 million or 13.4%. Citizens will continue to use some of these savings to fund its profitable growth initiatives, such as investments in its high-growth markets of Cleveland, Ohio, Southeast Michigan, and Northeast Wisconsin.
•	Citizens recorded a reduction of $0.4 million to restructuring and merger-related expense as a result of finalizing employee severance and retention and system conversion expenses related to the merger.
•	Citizens incurred employee severance and selected benefits expense of $3.3 million as a result of the strategic business alliance with PHH Mortgage, improving operational efficiencies through better utilization of part-time employees, and entering into severance agreements with other employees.
•	Citizens recorded a liability of $0.9 million as a result of its proportionate membership share of Visa USA, a subsidiary of Visa Inc. (“Visa”) in connection with Visa’s recent litigation.
Financial Statement Impact as a Result of the Republic Merger
The merger with Republic closed on December 29, 2006. As a result, all pre-merger financial data include only legacy Citizens performance and do not incorporate results of Republic prior to the merger.
In anticipation of the Republic merger, Citizens completed a number of transactions during the fourth quarter of 2006 which adversely impacted the earnings in that quarter by $24.8 million ($16.1 million after-tax):
•	Citizens recorded an other-than-temporary impairment of $7.2 million as an investment security loss.
•	Citizens incurred a prepayment penalty of $1.8 million due to retiring Federal Home Loan Bank (“FHLB”) debt.
•	Citizens recorded $2.0 million in additional depreciation as a result of aligning the service life for previously acquired equipment with the current capitalization policy.
•	Citizens recorded a $1.1 million net curtailment loss as a result of “freezing” its defined benefit pension plans.
•	Citizens incurred $1.4 million expense related to re-branding of marketing material, compensation, consulting and other expenses.
•	Citizens recorded $11.3 million of restructuring and merger-related expenses.
Balance Sheet
In the following discussion, all December 31, 2006 balance sheet amounts reflect post-merger Citizens Republic balances, including Republic’s balances stated at estimated fair market value as of the merger date.
Total assets at December 31, 2007 were $13.5 billion, an increase of $282.8 million or 2.1% over September 30, 2007 and a decrease of $496.6 million or 3.5% from December 31, 2006. Total portfolio loans were $9.5 billion at December 31, 2007, an increase of $282.0 million or 3.1% over September 30, 2007 and an increase of $270.2 million or 2.9% over December 31, 2006.
Investment securities at December 31, 2007 decreased $38.8 million or 1.7% from September 30, 2007 to $2.3 billion and decreased $687.9 million or 23.3% from December 31, 2006. The decreases were primarily the result of using portfolio cash flow to reduce short-term borrowings. Additionally, the decrease from December 31, 2006 was the result of Citizens’ post-merger balance sheet restructuring in the first quarter of 2007.
Total commercial loans at December 31, 2007 were $5.7 billion, an increase of $349.7 million or 6.6% over September 30, 2007 and an increase of $528.8 million or 10.3% over December 31, 2006. When compared with September 30, 2007, commercial and industrial loans increased $177.7 million due to strong demand in all markets and $143.3 million from the Citizens Bank Business Finance division (the asset-based lending team) due to strong direct demand and several large corporate client participations. The increase over December 31, 2006 was primarily a result of new relationships in Ohio, continued strong growth in the Southeast Michigan market, and new relationships in all of Citizens other markets. The following table displays historical commercial loan portfolios by segment:
Commercial Loan Portfolio

	Dec 31,	Sept 30,	June 30,	Dec 31,
in millions	2007	2007	2007	2006

Land Hold	$61.5	$78.9	$81.6	$102.4
Land Development	158.9	161.0	178.7	203.6
Construction	318.9	376.3	371.2	445.5
Income Producing	1,495.9	1,338.8	1,338.9	1,237.1
Owner-Occupied	1,062.0	1,113.5	1,115.6	1,132.0

Total Commercial Real Estate	3,097.2	3,068.5	3,086.0	3,120.6
Commercial and Industrial	2,557.1	2,236.2	2,153.2	2,004.9

Total Commercial Loans	$5,654.3	$5,304.7	$5,239.2	$5,125.5

The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the above table. Land hold loans are secured by undeveloped land which is acquired for future development. Land development loans are secured by land being actively developed in terms of infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.
Residential mortgage loans at December 31, 2007 were $1.4 billion, essentially unchanged from September 30, 2007 and a decrease of $98.3 million or 6.4% from December 31, 2006. The decrease from December 31, 2006 was primarily the result of weak consumer demand in Citizens’ markets and selling over 70% of new mortgage originations into the secondary market.
Total consumer loans, which are comprised of direct and indirect loans, were $2.4 billion at December 31, 2007, a decrease of $51.9 million or 2.1% from September 30, 2007 and a decrease of $160.4 million or 6.3% from December 31, 2006. Direct consumer loans, which include direct installment, home equity, and other consumer loans, decreased $29.8 million or 1.9% from September 30, 2007 and decreased $149.1 million or 8.7% from December 31, 2006. The decreases were due to weak consumer demand that is being experienced throughout the industry. Indirect consumer loans, which are primarily marine and recreational vehicle loans, were $829.4 million, a decrease of $22.1 million or 2.6% from September 30, 2007 as a result of an anticipated seasonal decline in consumers’ interest for indirect products. Indirect consumer loans were essentially unchanged from December 31, 2006.
Loans held for sale at December 31, 2007 were $75.8 million, essentially unchanged from September 30, 2007 and a decrease of $97.0 million or 56.1% from December 31, 2006. The decline from December 31, 2006 was primarily the result of a $23.3 million commercial loan sale during the first quarter of 2007 and a $26.0 million consumer loan sale as part of the branch divestiture completed on April 27, 2007. To a lesser extent, the decline was also due to a reduction in residential mortgage loans held for sale due to weak consumer demand for residential mortgage loan originations and a reduction in commercial loans held for sale due to customer paydowns and adjustments to reflect current fair-market value.

Goodwill at December 31, 2007 totaled $775.3 million, essentially unchanged from September 30, 2007 and December 31, 2006. Other intangible assets, which primarily represent a premium on core deposits, totaled $30.5 million at December 31, 2007, a decrease of $2.7 million or 8.0% from September 30, 2007 and a decrease of $15.5 million or 33.7% from December 31, 2006. The decreases in other intangible assets were primarily the result of continued amortization of the premium assigned to Republic’s core deposits at the merger date.
Total deposits at December 31, 2007 increased $360.2 million or 4.5% over September 30, 2007 to $8.3 billion and decreased $396.1 million or 4.6% from December 31, 2006. Core deposits, which exclude all time deposits, totaled $4.1 billion at December 31, 2007, an increase of $93.6 million or 2.3% over September 30, 2007 and a decrease of $296.8 million or 6.7% from December 31, 2006. The increase in core deposits over September 30, 2007 was primarily the result of creating a new on-balance sheet sweep product for Citizens’ commercial clients. The decrease from December 31, 2006 was primarily the result of the aforementioned branch divestiture and the continued migration of funds from lower-cost deposits to time deposits with higher yields. Time deposits totaled $4.2 billion at December 31, 2007, an increase of $266.5 million or 6.8% over September 30, 2007 and a decrease of $99.3 million or 2.3% from December 31, 2006. The increase over September 30, 2007 was primarily the result of a $274.5 million increase in brokered certificates of deposit. The decrease from December 31, 2006 was primarily the result of the aforementioned branch divestiture, partially offset by the continued migration of funds from lower-cost deposits and some new client growth.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $3.5 billion at December 31, 2007, a decrease of $116.9 million or 3.2% from September 30, 2007 and a decrease of $96.2 million or 2.7% from December 31, 2006. The decrease from September 30, 2007 was primarily the result of a shift in the mix of funding to wholesale deposits. The decrease from December 31, 2006 was the primarily the result of Citizens’ post-merger balance sheet restructuring in the first quarter of 2007 and maturing investment securities cash flow not being fully reinvested during 2006.
Net Interest Margin and Net Interest Income
Net interest margin was 3.26% for the fourth quarter of 2007 compared with 3.39% for the third quarter of 2007 and 3.67% for the fourth quarter of 2006. The decrease in net interest margin from the third quarter of 2007 was primarily the result of deposit price competition resulting in lower spreads and longer deposit repricing lag-time, a shift in funding mix, continued pricing pressure on commercial loan spreads, and the movement of loans to nonperforming status, partially offset by higher loan fees. The shift in funding mix included funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits and a greater reliance on wholesale funding.
The decrease in net interest margin from the fourth quarter of 2006 was primarily due to the merger with Republic and, to a lesser extent, funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits, pricing pressure on loans, the continued effects of the interest rate environment, and the movement of commercial loans to nonperforming status, partially offset by a shift in asset mix from investment securities to higher yielding commercial loans. For the full year of 2007, net interest margin declined to 3.38% compared with 3.81% for the same period of 2006 as a result of the aforementioned factors.
Net interest income was $92.2 million for the fourth quarter of 2007 compared with $94.9 million for the third quarter of 2007 and $64.0 million for the fourth quarter of 2006. The decrease in net interest income from the third quarter of 2007 was due to the lower net interest margin, partially offset by a $116.1 million increase in average earning assets. The increase in average earning assets was the result of an increase in commercial loan balances, partially offset by a decrease in investment portfolio balances due to maturing balances not being fully reinvested, and a decrease in residential mortgage and direct consumer loan portfolio balances due to lower demand in the current Midwest economic environment. The increase in net interest income over the fourth quarter of 2006 was the result of incorporating Republic’s average earning assets, partially offset by the lower net interest margin. For the full year of 2007, net interest income totaled $382.2 million compared with $263.1 million for the same period of 2006 as a result of the aforementioned factors.

For the first quarter of 2008, Citizens anticipates net interest income will be slightly lower than the fourth quarter of 2007 due to the continued migration of funds from lower yielding deposit products into higher yielding deposit products, the continued effects of deposit pricing pressure, and the rate environment.
Credit Quality
In the following discussion of credit quality, all balance sheet amounts reflect post-merger results while comparisons to 2006 net charge-offs and provision expense represent legacy Citizens only due to the timing of the Republic merger in late December 2006.
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to proactively identify, monitor, and mitigate any potential credit quality issues and losses. By being consistently proactive in monitoring credits and pre-emptively addressing loan issues, Citizens strives to protect shareholder value through all economic cycles. The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Table 1 — Delinquency Rates by Loan Portfolio — This table illustrates the level of loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.
•	Table 2 — Commercial Watchlist — This table illustrates the commercial loans that are identified during the watchlist process which are still accruing interest but may be at risk due to general economic conditions or changes in the borrower’s financial status. Historically, a low percentage of accruing watchlist loans migrate to nonperforming status or are charged-off.
•	Table 3 — Nonperforming Assets — This table illustrates the loans where the contractual payment is 90 days or more past due and interest is no longer accruing as well as loans that are held for sale and other repossessed assets acquired. The commercial loans included in this table are also reviewed as part of the watchlist process.
•	Table 4 — Net Charge-Offs — This table illustrates the portion of loans that have been charged-off during each quarter.
Table 1 — Delinquency Rates By Loan Portfolio

30 to 89 days Past Due	December 31, 2007		September 30, 2007		June 30, 2007		December 31, 2006
		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$4.6	7.48%	$4.2	5.32%	$2.9	3.55%	$—	—%
Land Development	28.7	18.06	18.4	11.43	22.7	12.70	1.1	0.54
Construction	31.7	9.94	17.6	4.68	11.1	2.99	11.4	2.56
Income Producing	54.0	3.61	31.2	2.33	24.1	1.80	6.4	0.52
Owner-Occupied	20.3	1.91	10.8	0.97	17.1	1.54	12.5	1.10

Total Commercial Real Estate	139.3	4.50	82.2	2.68	77.9	2.53	31.4	1.01
Commercial and Industrial	39.0	1.53	22.0	0.98	22.7	1.05	16.8	0.84

Total Commercial Loans	178.3	3.15	104.2	1.96	100.6	1.92	48.2	0.94

Residential Mortgage	46.4	3.21	37.7	2.58	38.5	2.58	37.2	2.41
Direct Consumer	24.3	1.55	21.5	1.34	19.6	1.20	22.4	1.30
Indirect Consumer	15.9	1.92	14.7	1.73	11.6	1.37	14.8	1.76

Total Delinquent Loans	$264.9	2.79%	$178.1	1.93%	$170.3	1.85%	$122.6	1.33%

Delinquencies have increased across all portfolios, specifically in commercial real estate and residential mortgage. This reflects the continuing weakening of the Midwest economy and its related impact on real estate values and development.
As part of the overall credit underwriting and review process, Citizens carefully monitors commercial credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions change. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings.
Citizens utilizes the ‘watchlist’ process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans, which includes loans that are in accruing or nonperforming status. The watchlist loans reviewed during the process are generally consistent with the regulatory definition of special mention, substandard, and doubtful loans and are actively reviewed at quarterly meetings among the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers. Once a loan is placed on the watchlist, it is reviewed quarterly by senior credit and market management with regular re-assessment of cash flows, collateral valuations, and performance against Citizens’ agreed upon action plans for improving or exiting the credit. At these meetings, action plans are reviewed to address emerging problem loans or develop a specific plan for removing the loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ Special Loans credit group and are subjected to an even higher level of monitoring and workout activity.
Table 2 — Commercial Watchlist

Accruing loans only	December 31, 2007		September 30, 2007		June 30, 2007		December 31, 2006
		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$25.1	40.81%	$27.0	34.22%	$25.2	30.88%	$13.8	13.48%
Land Development	66.3	41.72	52.3	32.48	73.0	40.85	50.3	24.71
Construction	81.6	25.59	91.7	24.37	101.4	27.32	57.0	12.79
Income Producing	211.2	14.12	173.8	12.98	161.0	12.02	143.0	11.56
Owner-Occupied	184.1	17.34	213.0	19.13	219.4	19.67	202.9	17.92

Total Commercial Real Estate	568.3	18.35	557.8	18.18	580.0	18.79	467.0	14.97
Commercial and Industrial	387.4	15.15	362.4	16.21	359.8	16.71	319.5	15.94

Total Watchlist Loans	$955.7	16.90%	$920.2	17.35%	$939.8	17.94%	$786.5	15.34%

As presented in the table above, accruing watchlist loans at December 31, 2007 increased $35.5 million or 3.9% over September 30, 2007. The increase was the result of aggressive proactive review of credits, along with continued economic deterioration in the Midwest economy. Historically, a low percentage of accruing watchlist loans migrate to nonperforming status or are charged-off.

	December 31, 2007		September 30, 2007		June 30, 2007		December 31, 2006
		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$4.5	7.32%	$3.0	3.80%	$0.2	0.25%	$—	—%
Land Development	35.6	22.40	40.4	25.09	17.7	9.90	1.6	0.79
Construction	28.8	9.03	18.6	4.94	20.9	5.63	5.3	1.19
Income Producing	21.5	1.44	26.5	1.98	14.8	1.11	0.5	0.04
Owner-Occupied	19.7	1.85	9.0	0.81	7.2	0.65	7.5	0.66

Total Commercial Real Estate	110.1	3.55	97.5	3.18	60.8	1.97	14.9	0.48
Commercial and Industrial	12.7	0.50	9.4	0.42	8.6	0.40	7.7	0.38

Total Commercial Loans	122.8	2.17	106.9	2.02	69.4	1.32	22.6	0.44

Residential Mortgage	46.9	3.25	32.8	2.25	35.4	2.37	28.4	1.84
Direct Consumer	13.7	0.87	10.9	0.68	9.1	0.56	6.0	0.35
Indirect Consumer	2.1	0.25	1.8	0.21	1.1	0.13	0.8	0.10
Loans 90+ days still accruing and restructured	3.9	0.04	2.4	0.03	1.4	0.02	1.2	0.01

Total Nonperforming Portfolio Loans	189.4	1.99%	154.8	1.68%	116.4	1.26%	59.0	0.64%
Nonperforming Held for Sale	21.6		5.8		5.1		22.8
Other Repossessed Assets Acquired	40.5		30.4		24.9		20.2

Total Nonperforming Assets	$251.5		$191.0		$146.4		$102.0

Nonperforming assets are comprised of nonaccrual loans, loans past due over 90 days and still accruing interest, restructured loans, nonperforming held for sale, and other repossessed assets acquired.

Nonperforming assets totaled $251.5 million at December 31, 2007, an increase of $60.5 million over September 30, 2007 and an increase of $149.5 million over December 31, 2006. The increase over September 30, 2007 is primarily the result of higher nonperforming commercial real estate loans, residential real estate loans, nonperforming held for sale, and other repossessed assets acquired. The increase over December 31, 2006 was primarily the result of transitioning all of Republic’s loan portfolios and underwriting practices to be consistent with Citizens’ credit risk management disciplines, deterioration in the real estate secured portfolios (particularly commercial) and general economic deterioration in the Midwest. Nonperforming assets at December 31, 2007 represented 2.64% of total loans plus other repossessed assets acquired compared with 2.06% at September 30, 2007 and 1.10% at December 31, 2006. Nonperforming commercial loan inflows were $72.1 million in the fourth quarter of 2007 compared with $60.0 million in the third quarter of 2007. Nonperforming commercial loan outflows were $56.2 million in the fourth quarter of 2007 compared with $22.4 million in the third quarter of 2007. The fourth quarter of 2007 outflows primarily consisted of $22.1 million in loans that returned to accruing status, $12.7 million in loan payoffs and paydowns, $11.7 million in charged-off loans, and $6.9 million transferring to other repossessed assets acquired.
Table 4 — Net Charge-Offs

	Three Months Ended
	December 31, 2007		September 30, 2007		June 30, 2007		December 31, 2006*
		% of		% of		% of		% of
in millions	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**

Land Hold	$0.4	—%	$—	—%	$—	—%	$—	—%
Land Development	6.3	15.86	0.4	0.99	6.4	14.33	—	—
Construction	1.8	2.26	0.1	0.11	4.1	4.43	—	—
Income Producing	2.4	0.64	0.1	0.03	2.3	0.69	—	—
Owner-Occupied	(0.2)	(0.08)	0.6	0.22	0.9	0.32	1.0	0.35

Total Commercial Real Estate	10.7	1.38	1.2	0.15	13.7	1.77	1.0	0.26
Commercial and Industrial	1.4	0.27	0.6	0.12	1.8	0.35	1.8	0.40

Total Commercial Loans	12.1	0.94	1.8	0.14	15.5	1.20	2.8	0.34

Residential Mortgage	2.0	0.53	1.6	0.43	0.7	0.18	0.9	0.65
Direct Consumer	2.3	0.56	2.6	0.63	2.6	0.63	1.6	0.59
Indirect Consumer	3.3	1.57	1.9	0.89	1.2	0.59	2.3	1.09

Total Net Charge-offs	$19.7	0.84%	$7.9	0.34%	$20.0	0.87%	$7.6	0.52%

*	Legacy Citizens only

**	Represents an annualized rate.
Net charge-offs totaled $19.7 million or 0.84% of average portfolio loans in the fourth quarter of 2007 compared with $7.9 million or 0.34% of average portfolio loans in the third quarter of 2007 and $7.6 million or 0.52% of average portfolio loans in the fourth quarter of 2006. The increase over the third quarter of 2007 was primarily the result of higher commercial real estate charge-offs and, to a lesser extent, an anticipated seasonal increase in the indirect consumer charge-offs. One credit accounted for almost 25% of the total commercial charge offs in the fourth quarter of 2007, with four credits accounting for over 50% of the total. The increase over the fourth quarter of 2006 was primarily the result of incorporating the Republic loan portfolios and the aforementioned increase in commercial real estate charge-offs.
After determining what Citizens believes is an adequate allowance for loan losses, the provision is calculated as a result of the net effect of the quarterly change in the allowance for loan losses identified based on the risk in the portfolio and the quarterly net charge-offs. The provision for loan losses was $6.1 million in the fourth quarter of 2007 compared with $3.8 million in the third quarter of 2007 and $5.9 million in the fourth quarter of 2006. The increase over the third quarter of 2007 was primarily due to higher commercial real estate net charge-offs. The provision for loan losses in the fourth quarter of 2007 was higher than anticipated due to deterioration of underlying collateral values in certain credits. For the full year of 2007, the provision for loan losses totaled $45.2 million compared with $11.3 million for the same period of 2006. The increases over the three- and twelve-month periods of 2006 were due to higher net charge-offs as a result of the credit quality issues in the post-merger commercial real estate loan portfolio.

The allowance for loan losses totaled $163.4 million or 1.72% of portfolio loans at December 31, 2007, compared with $177.0 million or 1.92% at September 30, 2007. The decrease was primarily the result of $11.5 million of specific reserves associated with commercial real estate loans specifically reserved for in prior periods but charged-off during the fourth quarter of 2007. Charge-offs of specifically reserved loans generally do not require a replenishment of the loan loss reserve, as the loans are now carried at their current market value. It is Citizens’ belief that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio considering the current economic conditions in the Midwest.
Citizens anticipates net charge-offs for the first quarter of 2008 will be slightly lower to lower than the fourth quarter of 2007. The provision expense for the first quarter of 2008 is expected to be more consistent with the net charge-offs for that quarter primarily as a result of continued industry-wide pressure on consumer and commercial loan portfolios, particularly those supported by real estate, and the expected level of risk inherent in the loan portfolio.
Noninterest Income
Noninterest income for the fourth quarter of 2007 was $29.3 million, a decrease of $1.3 million or 4.3% from the third quarter of 2007 and an increase of $11.5 million over the fourth quarter of 2006. The decrease from the third quarter of 2007 was primarily the result of lower mortgage and other loan income and unrealized losses on deferred compensation plan assets reflected in the other income category. The increase over the fourth quarter of 2006 was primarily due to Citizens recording an other-than-temporary impairment charge of $7.2 million (investment security loss) in the fourth quarter of 2006, incorporating Republic revenue, and, to a lesser extent, growth in legacy Citizens’ revenue stream. For the full year of 2007, noninterest income totaled $122.6 million, an increase of $31.9 million over the same period of 2006. The increase was primarily due to incorporating Republic revenue, the aforementioned impairment charge in the fourth quarter of 2006, and to a lesser extent, growth in legacy Citizens’ revenue stream, partially offset by the effect of fully recognizing a deferred gain of $2.9 million on the 2004 sale of the former downtown Royal Oak, Michigan office during the first quarter of 2006.
Service charges on deposit accounts for the fourth quarter of 2007 were $12.4 million, essentially unchanged from the third quarter of 2007 and an increase of $2.7 million over the fourth quarter of 2006. For the full year of 2007, service charges on deposit accounts totaled $48.1 million, an increase of $10.3 million over the same period of 2006. The increases over the three- and twelve-month periods of 2006 were almost entirely due to incorporating Republic activity and, to a lesser extent, revenue enhancement initiatives implemented during 2007.
Trust fees for the fourth quarter of 2007 were $5.2 million, an increase of $0.2 million over the third quarter of 2007 and an increase of $0.4 million over the fourth quarter of 2006. For the full year of 2007, trust fees totaled $20.1 million, an increase of $0.6 million over the same period of 2006. The increases were primarily a result of the overall strength in the financial markets during 2007. Total trust assets under administration were $2.7 billion at December 31, 2007, a decrease of $0.1 billion from September 30, 2007 and essentially unchanged from December 31, 2006. Trust fees were unaffected by the merger as Republic did not have a trust portfolio.
Mortgage and other loan income for the fourth quarter of 2007 was $2.2 million, a decrease of $0.8 million from the third quarter of 2007 and a decrease of $0.7 million from the fourth quarter of 2006. The decreases were primarily the result of recognizing a reduction in the fair value of the residential mortgage and commercial loans held for sale. In addition, the decrease from the third quarter was also due to a $14.7 million decrease in mortgage sales during the fourth quarter of 2007 and a decrease in the margin on these sales due to a shift in the mix of loans sold. For the full year of 2007, mortgage and other loan income totaled $15.5 million, an increase of $6.2 million over the same period of 2006. The increase was primarily due to incorporating Republic activity.
Brokerage and investment fees for the fourth quarter of 2007 were $2.0 million, a decrease of $0.1 million from the third quarter of 2007 and an increase of $0.1 million over the fourth quarter of 2006. For the full year of 2007, brokerage and investment fees totaled $7.9 million, an increase of $0.9 million over the same period of 2006. The increases over the three- and twelve-month periods of 2006 were primarily the result of promoting the financial consultants as “retirement income professionals” through community seminars and targeted mailings, training legacy Republic branch staff and hiring new financial consultants to support the Republic franchise on this product line during the first quarter of 2007.
For the fourth quarter of 2007, all other noninterest income categories, which include ATM network user fees, bankcard fees, other income, and investment securities gains (losses), totaled $7.6 million, a decrease of $0.5 million from the third quarter of 2007 and an increase of $9.0 million over the fourth quarter of 2006. The decrease from the third quarter of 2007 was primarily the result of a $0.5 million unrealized loss recognized in the fourth quarter on deferred compensation plan assets (with an offset in salaries and employee benefits). The increase over the fourth quarter of 2006 was primarily the result of the aforementioned other-than-temporary impairment charge of $7.2 million (investment security loss) in the fourth quarter of 2006 as Citizens no longer had the intent to hold a portion of its investment portfolio to recovery in preparation for balance sheet restructuring associated with completing the Republic merger, and incorporating Republic activity. For the full year of 2007, all other noninterest income categories totaled $31.0 million, an increase of $13.8 million over the same period of 2006. The increase was primarily the result of the aforementioned impairment charge recorded in the fourth quarter of 2006 and incorporating Republic activity, partially offset by the aforementioned deferred gain on the former downtown Royal Oak, Michigan office and losses on the holding company’s venture capital investment in a limited partnership.
Citizens anticipates total noninterest income for the first quarter of 2008 will be consistent with or slightly lower than the fourth quarter of 2007 due to an anticipated decrease in mortgage loan origination.
Noninterest Expense
Noninterest expense for the fourth quarter of 2007 was $78.9 million, an increase of $1.5 million over the third quarter of 2007 and essentially unchanged from the fourth quarter of 2006. The increase from the third quarter of 2007 was primarily the result of higher salaries and employee benefits, occupancy, equipment, data processing services, advertising and public relations, and other loan expenses, partially offset by lower professional services and restructuring and merger-related expenses. The fourth quarter of 2007 included a $0.4 million reduction in restructuring and merger-related expenses, $3.3 million in employee severance and selected benefits associated with the PHH Mortgage business alliance, improving operational efficiencies through better utilization of part-time employees, and agreements reached with other employees, and a $0.9 million accrued liability as a result of Citizens’ proportionate membership share of Visa in connection with Visa’s recent litigation.
For the full year of 2007, noninterest expense totaled $327.4 million, compared with $259.8 million for the same period of 2006. The increase was primarily the result of incorporating Republic activity, $10.1 million in additional expenses that are related to merger activities but not treated as restructuring or merger-related, and to a lesser extent higher professional services and legacy Citizens data processing services and telephone expenses, partially offset by lower restructuring and merger-related expenses, the effect of four items in the fourth quarter of 2006: $2.0 million in additional depreciation; $1.4 million for re-branding and customer communication; $1.1 million net pension curtailment loss; and $1.8 million prepayment penalty on FHLB debt, and the effect of a $1.5 million contribution to Citizens’ charitable foundation during the first quarter of 2006.
Salaries and employee benefits for the fourth quarter of 2007 were $43.6 million, an increase of $1.5 million over the third quarter of 2007 and an increase of $8.8 million over the fourth quarter of 2006. The increase over the third quarter of 2007 was primarily the result of the aforementioned employee separation agreements and $0.8 million in pension expense related to a settlement charge as a result of making lump-sum cash payments to plan participants in exchange for their rights to receive specified monthly benefits under the Citizens defined benefit cash balance pension plan, partially offset by a decrease in incentive compensation and a $0.5 million decrease in Citizens’ deferred compensation obligation recognized in the fourth quarter of 2007 (with an offset in other income). The increase over the fourth quarter of 2006 was due to incorporating Republic activity and higher legacy Citizens costs related to hospitalization expenses, partially offset by the aforementioned deferred compensation obligation and lower pension expense. Pension expense for the fourth quarter of 2006 included a curtailment charge of $1.1 million related to freezing benefits in Citizens’ defined benefit cash balance plan while the fourth quarter of 2007 included the aforementioned pension settlement charge. Salary costs included severance expense of $3.0 million for the fourth quarter of 2007, including the aforementioned agreements associated with Citizens’ new alliance with PHH Mortgage and the staff mix change; $0.2 million for the third quarter of 2007, and $0.1 million for the fourth quarter of 2006. Citizens had 2,501 full-time equivalent employees at December 31, 2007 compared with 2,469 at September 30, 2007. For the full year of 2007, salaries and employee benefits totaled $175.9 million, an increase of $43.5 million over the same period of 2006. The increase was primarily the result of incorporating Republic activity and $5.5 million in employee separation agreements paid during 2007, partially offset by lower pension expense due to the aforementioned pension plan changes in the fourth quarter of 2006.
Occupancy costs for the fourth quarter of 2007 totaled $7.6 million, essentially unchanged from the third quarter of 2007 and an increase of $2.2 million over the fourth quarter of 2006. For the full year of 2007, occupancy costs totaled $31.0 million, an increase of $8.7 million over the same period of 2006. The increases over the three- and twelve-month periods of 2006 were primarily the result of incorporating Republic activity, partially offset by the cost savings associated with the second quarter of 2007 branch closures.
Professional services for the fourth quarter of 2007 totaled $4.4 million, a decrease of $0.7 million from the third quarter of 2007 and an increase of $0.4 million over the fourth quarter of 2006. For the full year of 2007, professional services totaled $18.0 million, an increase of $2.7 million over the same period of 2006. The decrease from the third quarter of 2007 was primarily the result of lower relocation and recruiting fees associated with filling open management positions as well as lower audit and examination fees. The increases over the three- and twelve-month periods of 2006 were primarily the result of incorporating Republic activity, as well as higher professional services expenses due to outsourcing the statement rendering function and a temporary increase in utilizing external service providers while attempting to fill several operational positions.
Equipment costs for the fourth quarter of 2007 totaled $3.9 million, an increase of $0.6 million from the third quarter of 2007 and a decrease of $1.2 million from the fourth quarter of 2006. The increase over the third quarter of 2007 was due to higher costs associated with alarm monitoring, branch equipment maintenance, and equipment rental expense. The decrease from the fourth quarter of 2006 was primarily the result of the aforementioned $2.0 million in additional depreciation recorded in the fourth quarter of 2006 as a result of aligning the service life of previously acquired equipment with the current capitalization policy. For the full year of 2007, equipment costs totaled $14.7 million, essentially unchanged from the same period of 2006 as the increase from incorporating Republic activity was substantially offset by lower depreciation expense at legacy Citizens due to the aforementioned service life alignment.
Advertising and public relations expense for the fourth quarter of 2007 totaled $1.2 million, an increase of $0.2 million over the third quarter of 2007 and a decrease of $0.5 million from the fourth quarter of 2006. The increase over the third quarter of 2007 was primarily the result of running a deposit generation campaign. The decrease from the fourth quarter of 2006 was primarily the result of market research and customer communication related to the Republic merger during the fourth quarter of 2006. For the full year of 2007, advertising and public relations expense totaled $7.3 million, an increase of $1.4 million over the same period of 2006. The increase was primarily the result of a $1.3 million advertising campaign to introduce Citizens’ brand in new Michigan markets and Ohio and expenses related to the Citizens 400 NASCAR race sponsorship during the second quarter of 2007.
Telephone expense for the fourth quarter of 2007 totaled $2.2 million, essentially unchanged from the third quarter of 2007 and an increase of $0.7 million over the fourth quarter of 2006. For the full year of 2007, telephone expense totaled $8.1 million, an increase of $2.3 million over the same period of 2006. The increases over the three- and twelve-month periods of 2006 were due to incorporating Republic activity.
Other loan expenses for the fourth quarter of 2007 totaled $2.3 million, an increase of $1.0 million over the third quarter of 2007 and an increase of $0.9 million over the fourth quarter of 2006. The increases were primarily the result of higher foreclosure expenses associated with repossessing commercial and residential real estate and higher expenses associated with processing new commercial loans. In addition, the increase over the fourth quarter of 2006 was the result of incorporating Republic activity. For the full year of 2007, other loan expenses totaled $5.5 million, an increase of $1.1 million over the same period of 2006. In addition to incorporating the Republic activity, the increase was the result of the aforementioned foreclosure expenses.

Intangible asset amortization for the fourth quarter of 2007 totaled $2.7 million, a decrease of $0.1 million from the third quarter of 2007 and an increase of $2.0 million over the fourth quarter of 2006. For the full year of 2007, intangible asset amortization totaled $11.5 million, an increase of $8.6 million over the same period of 2006. The increases over the three- and twelve-month periods of 2006 were the result of amortizing the implied premium on the Republic core deposits, which was established as part of the purchase accounting fair market value adjustments, over the estimated term of the underlying deposits.
For the fourth quarter of 2007, all other noninterest expense categories, which include data processing services, postage and delivery, stationery and supplies, restructuring and merger-related expenses, and other expense, totaled $11.0 million, a decrease of $1.3 million from the third quarter of 2007 and a decrease of $13.0 million from the fourth quarter of 2006. The decrease from the third quarter of 2007 was primarily the result of lower restructuring and merger-related expenses, property management costs, and state taxes, partially offset by higher non-credit related losses due to the aforementioned liability related to the Visa litigation. The decrease from the fourth quarter of 2006 was primarily the result of the restructuring and merger-related expense and the aforementioned prepayment penalty on the FHLB debt recognized in the fourth quarter of 2006, partially offset by incorporating the Republic activity.
For the full year of 2007, all other noninterest expense categories totaled $55.4 million, essentially unchanged from the same period of 2006. Decreases in restructuring and merger-related expense and other expenses due to the aforementioned prepayment penalty in the fourth quarter of 2006 and the aforementioned contribution to Citizens’ charitable foundation during the first quarter of 2006 were almost entirely offset by incorporating Republic activity, and higher data processing services expense due to implementing enhanced technology initiatives related to customer online banking functionality and the aforementioned Visa litigation charge in the fourth quarter of 2007.
Excluding the restructuring and merger-related expenses and additional expenses related to merger activities, Citizens anticipates total noninterest expense for the first quarter of 2008 will be slightly lower than the fourth quarter of 2007 due to lower salaries and employee benefits and the fourth quarter of 2007 Visa litigation charge.
Income Tax Provision
Income tax provision for the fourth quarter of 2007 was $8.6 million, a decrease of $4.0 million from the third quarter of 2007 and an increase of $12.2 million over the fourth quarter of 2006. The effective tax rate for the fourth quarter of 2007 was 23.48% compared with 28.41% for the third quarter of 2007 and (123.49)% for the fourth quarter of 2006. The decrease from the third quarter of 2007 was primarily due to lower pre-tax income and a $0.8 million ($0.5 million after-tax) reduction in state income tax reserves due to the resolution of various state tax matters in the fourth quarter of 2007. The increase over the fourth quarter of 2006 was primarily the result of higher pre-tax income. For the full year of 2007, income tax provision totaled $31.3 million, an increase of $12.0 million over the same period of 2006. The effective tax rate for the full year of 2007 was 23.69% compared with 23.37% for the same period of 2006. The increase was primarily the result of higher pre-tax income, partially offset by a $1.4 million ($0.9 million after-tax) reduction in state income tax reserves due to the resolution of various state tax matters during 2007.
Citizens’ anticipates the effective tax rate for 2008 will be approximately 22% — 25%.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this release includes non-GAAP financial measures, including those presented on page 1, which are reconciled to GAAP financial measures on page 18. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. Specifically, Citizens believes the exclusion of restructuring and merger-related expenses and intangible asset amortization to create “core operating earnings” as well as the exclusion of related goodwill and other intangible assets, net of applicable deferred tax amounts, to create “average tangible assets,” “average tangible equity” and core efficiency ratio permits evaluation of the effect of the Republic merger on business operations of the combined company and facilitates a comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures.
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a tax-equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Other News
Citizens Names Two New Executives
On October 12, 2007, Citizens announced that Peter W. Ronan was hired as president and CEO of Citizens Bank Wealth Management. Ronan joins Citizens with nearly 40 years trust, fiduciary, sales and business management experience. On November 26, 2007 Citizens announced that Louise O’Connell was hired as senior vice president and general auditor for the corporation and its subsidiaries. O’Connell joins Citizens with over 20 years of audit experience with the US General Accounting Office and the banking industry.
Strategic Business Alliance with PHH Mortgage
On December 10, 2007, Citizens announced its strategic business alliance with PHH Mortgage to perform mortgage loan processing, servicing of new mortgage loan originations, certain secondary-marketing functions and other mortgage-related loan origination services. Citizens expects to have this initiative fully implemented by the end of March 2008.
Stock Repurchase Program
During the fourth quarter of 2007, Citizens did not repurchase any shares of its stock under the stock repurchase program. As of December 31, 2007, there were 1,241,154 shares remaining to be purchased under the program approved by the Board of Directors on October 16, 2003.
Dividend Announcement
Citizens declared a cash dividend of $0.29 per share of common stock payable on February 14, 2008 to shareholders of record on January 31, 2008.
Analyst Conference Call
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer will review the quarter’s results in a conference call for analysts and investors beginning at 10:00am ET on Friday, January 18, 2008.
A live audio webcast is available at www.citizensbanking.com through the Investor Relations page or by calling (800) 862-9098 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until January 25, 2008. To listen to the replay, please dial (800) 374-1216.

Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic Bancorp serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 238 offices and 265 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic Bancorp is the 40th largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements about the benefits of the Republic merger, including future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios resulting in credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, deterioration in commercial and residential real estate values, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens’ interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens’ potential inability to continue to attract core deposits; Citizens’ potential inability to retain legacy Republic loans and deposits as a result of the computer system conversion and branch consolidations; Citizens’ potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Citizens’ potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens’ products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens’ business continuity plans or data security systems; the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens; Citizens’ potential inability to integrate acquired operations; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens’ controls and procedures; Citizens’ success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
####

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	December 31,	September 30,	December 31,
(in thousands)	2007	2007	2006

Assets
Cash and due from banks	$241,104	$224,683	$223,747
Money market investments	172	5,193	203
Investment Securities:
Securities available for sale, at fair value	2,132,164	2,177,516	2,839,456
Securities held to maturity, at amortized cost (fair value of $129,366, $122,186 and $110,283, respectively)	129,126	122,610	109,744

Total investment securities	2,261,290	2,300,126	2,949,200
FHLB and Federal Reserve stock	148,838	142,107	132,895
Portfolio loans:
Commercial	2,557,152	2,236,131	2,004,894
Commercial real estate	3,097,196	3,068,540	3,120,613

Total commercial	5,654,348	5,304,671	5,125,507
Residential mortgage	1,445,214	1,460,993	1,543,533
Direct consumer	1,572,329	1,602,126	1,721,410
Indirect consumer	829,353	851,436	840,632

Total portfolio loans	9,501,244	9,219,226	9,231,082
Less: Allowance for loan losses	(163,353)	(176,958)	(169,104)

Net portfolio loans	9,337,891	9,042,268	9,061,978
Loans held for sale	75,832	76,384	172,842
Premises and equipment	132,500	130,148	139,490
Goodwill	775,308	778,516	781,635
Other intangible assets	30,546	33,206	46,071
Bank owned life insurance	214,321	212,243	206,851
Other assets	288,181	278,275	287,700

Total assets	$13,505,983	$13,223,149	$14,002,612

Liabilities
Noninterest-bearing deposits	$1,125,966	$1,104,992	$1,223,113
Interest-bearing demand deposits	782,889	795,950	923,848
Savings deposits	2,221,813	2,136,082	2,280,496
Time deposits	4,171,257	3,904,715	4,270,604

Total deposits	8,301,925	7,941,739	8,698,061
Federal funds purchased and securities sold under agreements to repurchase	488,039	764,527	922,328
Other short-term borrowings	54,128	33,274	16,551
Other liabilities	144,501	120,968	169,022
Long-term debt	2,939,510	2,800,768	2,638,964

Total liabilities	11,928,103	11,661,276	12,444,926

Shareholders’ Equity
Preferred stock — no par value	—	—	—
Common stock — no par value	975,446	973,619	980,772
Retained earnings	597,333	591,306	584,289
Accumulated other comprehensive income	5,101	(3,052)	(7,375)

Total shareholders’ equity	1,577,880	1,561,873	1,557,686

Total liabilities and shareholders’ equity	$13,505,983	$13,223,149	$14,002,612

Consolidated Statements of Income (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2007	2006	2007	2006

Interest Income
Interest and fees on loans	$169,233	$105,054	$684,047	$399,469
Interest and dividends on investment securities:
Taxable	20,741	11,683	88,078	48,950
Tax-exempt	7,321	5,259	29,268	21,113
Dividends on FHLB and Federal Reserve stock	1,678	720	6,414	2,701
Money market investments	15	85	104	119

Total interest income	198,988	122,801	807,911	472,352

Interest Expense
Deposits	62,179	40,831	257,194	147,132
Short-term borrowings	8,812	3,290	34,316	16,017
Long-term debt	35,809	14,670	134,222	46,083

Total interest expense	106,800	58,791	425,732	209,232

Net Interest Income	92,188	64,010	382,179	263,120
Provision for loan losses	6,055	5,936	45,177	11,265

Net interest income after provision for loan losses	86,133	58,074	337,002	251,855

Noninterest Income
Service charges on deposit accounts	12,350	9,639	48,051	37,709
Trust fees	5,175	4,818	20,106	19,465
Mortgage and other loan income	2,179	2,887	15,513	9,270
Brokerage and investment fees	2,029	1,892	7,901	6,995
ATM network user fees	1,463	1,018	6,283	4,011
Bankcard fees	1,806	1,168	6,124	4,567
Other income	4,294	3,508	18,615	15,711

Total fees and other income	29,296	24,930	122,593	97,728
Investment securities losses	—	(7,162)	(25)	(7,101)

Total noninterest income	29,296	17,768	122,568	90,627
Noninterest Expense
Salaries and employee benefits	43,644	34,885	175,895	132,400
Occupancy	7,608	5,451	30,971	22,288
Professional services	4,432	4,077	18,031	15,344
Equipment	3,857	5,033	14,650	14,691
Data processing services	3,874	3,757	16,234	14,989
Advertising and public relations	1,212	1,702	7,282	5,881
Postage and delivery	1,863	1,445	7,800	6,095
Telephone	2,187	1,527	8,124	5,777
Other loan expenses	2,281	1,406	5,518	4,446
Stationery and supplies	589	519	2,700	2,530
Intangible asset amortization	2,659	725	11,534	2,899
Restructuring and merger-related expenses	(356)	11,324	8,247	11,324
Other expense	5,030	6,937	20,437	21,163

Total noninterest expense	78,880	78,788	327,423	259,827

Income (Loss) Before Income Taxes	36,549	(2,946)	132,147	82,655
Income tax provision (benefit)	8,582	(3,638)	31,305	19,319

Net Income	$27,967	$692	$100,842	$63,336

Net Income Per Common Share:
Basic	$0.37	$0.02	$1.34	$1.48
Diluted	0.37	0.02	1.33	1.47
Cash Dividends Declared Per Common Share	0.290	0.290	1.160	1.155

Average Common Shares Outstanding:
Basic	75,185	43,670	75,339	42,913
Diluted	75,253	43,867	75,578	43,065

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006

Summary of Operations (thousands)

Net interest income	$92,188	$94,873	$96,777	$98,341	$64,010
Provision for loan losses	6,055	3,765	31,857	3,500	5,936
Total fees and other income	29,296	30,596	31,278	31,423	24,930
Investment securities gains (losses) (1)	—	8	—	(33)	(7,162)
Noninterest expense (2)	78,880	77,343	87,490	83,710	78,788
Income tax provision	8,582	12,605	(911)	11,029	(3,638)
Net income	27,967	31,764	9,619	31,492	692
Taxable equivalent adjustment	4,673	4,620	4,629	4,625	3,505
Cash dividends	21,941	21,934	21,960	21,964	12,443

Per Common Share Data

Net Income:
Basic	$0.37	$0.42	$0.13	$0.42	$0.02
Diluted	0.37	0.42	0.13	0.41	0.02
Dividends	0.290	0.290	0.290	0.290	0.290
Market Value:
High	$17.37	$20.38	$22.50	$26.95	$28.06
Low	13.00	15.01	18.02	21.97	24.50
Close	14.51	16.11	18.30	22.16	26.50
Book value	20.84	20.65	20.28	20.78	20.58
Tangible book value	10.20	9.92	9.48	9.90	9.65
Shares outstanding, end of period (000)	75,722	75,634	75,642	75,657	75,676

At Period End (millions)

Assets	$13,506	$13,223	$13,247	$13,317	$14,003
Portfolio loans	9,501	9,219	9,216	9,178	9,231
Deposits	8,302	7,942	8,082	8,461	8,698
Shareholders’ equity	1,578	1,562	1,534	1,572	1,558

Average Balances (millions)

Assets	$13,305	$13,165	$13,241	$13,574	$7,770
Portfolio loans	9,335	9,163	9,170	9,179	5,762
Deposits	7,951	8,049	8,157	8,525	5,597
Shareholders’ equity	1,561	1,536	1,551	1,552	683

Credit Quality Statistics (thousands)

Nonaccrual loans	$185,397	$152,499	$114,950	$88,800	$57,892
Loans 90 or more days past due and still accruing	3,650	1,923	1,127	1,388	767
Restructured loans	315	332	348	363	378

Total nonperforming portfolio loans	189,362	154,754	116,425	90,551	59,037
Nonperforming held for sale	21,676	5,846	5,128	4,630	22,846
Other repossessed assets acquired (ORAA)	40,502	30,395	24,811	19,482	20,165

Total nonperforming assets	$251,540	$190,995	$146,364	$114,663	$102,048

Allowance for loan losses	$163,353	$176,958	$181,118	$169,239	$169,104
Allowance for loan losses as a percent of portfolio loans	1.72%	1.92%	1.97%	1.84%	1.83%
Allowance for loan losses as a percent of nonperforming assets	64.94	92.65	123.74	147.60	165.71
Allowance for loan losses as a percent of nonperforming loans	86.27	114.35	155.57	186.90	286.44
Nonperforming assets as a percent of portfolio loans plus ORAA	2.64	2.06	1.58	1.25	1.10
Nonperforming assets as a percent of total assets	1.86	1.44	1.10	0.86	0.73
Net loans charged off as a percent of average portfolio loans (annualized)	0.84	0.34	0.87	0.15	0.52
Net loans charged off (000)	$19,660	$7,925	$19,978	$3,365	$7,611

Performance Ratios (annualized)

Return on average assets	0.83%	0.96%	0.29%	0.94%	0.04%
Return on average shareholders’ equity	7.11	8.20	2.49	8.23	0.40
Average shareholders’ equity / average assets	11.73	11.67	11.72	11.43	8.79
Net interest margin (FTE) (3)	3.26	3.39	3.44	3.44	3.67
Efficiency ratio (4)	62.52	59.45	65.94	62.29	85.23

(1)	Investment securities gains (losses) includes a $7.2 million impairment charge in the fourth quarter of 2006 related to the Republic merger.

(2)	Noninterest expense includes restructuring and merger related expenses of ($0.4) million in the fourth quarter of 2007, $1.0 million in the third quarter of 2007, $3.4 million in the second quarter of 2007, $4.2 million in the first quarter of 2007 and $11.3 million in the fourth quarter of 2006 related to the Republic merger

(3)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(4)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equival adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Twelve months ended
	December 31,
	2007	2006	% Change

Summary of Operations (thousands)

Net interest income	382,179	263,120	45.2
Provision for loan losses	45,177	11,265	301.0
Total fees and other income	122,593	97,728	25.4
Investment securities (losses) gains	(25)	(7,101)	(99.7)
Noninterest expense	327,423	259,827	26.0
Income tax provision	31,305	19,319	62.0
Net income	100,842	63,336	59.2
Cash dividends	87,799	49,530	77.3

Per Common Share Data

Net Income:
Basic	$1.34	$1.48	(9.5)%
Diluted	1.33	1.47	(9.5)
Dividends	1.160	1.155	0.4

Market Value:
High	$26.95	$28.66	(6.0)
Low	13.00	23.25	(44.1)
Close	14.51	26.50	(45.2)
Book value	20.84	20.58	1.3
Tangible book value	10.20	9.65	5.7
Shares outstanding, end of period (000)	75,722	75,676	0.1

At Period End (millions)

Assets	$13,506	$14,003	(3.5)%
Portfolio loans	9,501	9,231	2.9
Deposits	8,302	8,698	(4.6)
Shareholders’ equity	1,578	1,558	1.3

Average Balances (millions)

Assets	$13,320	$7,704	72.9%
Portfolio loans	9,212	5,657	62.8
Deposits	8,169	5,588	46.2
Shareholders’ equity	1,550	661	134.5

Performance Ratios (annualized)

Return on average assets	0.76%	0.82%	(7.3)%
Return on average shareholders’ equity	6.51	9.58	(32.0)
Average shareholders’ equity / average assets	11.64	8.58	35.7
Net interest margin (FTE) (1)	3.38	3.81	(11.3)
Efficiency ratio (2)	62.57	69.37	(9.8)
Net loans charged off as a percent of average portfolio loans	0.55	0.29	89.7

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $18.5 million and $13.7 million for the twelve months ended December 31, 2007 and 2006, respectively, based on a tax rate of 35%.

(2)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/( equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation
Citizens Republic Bancorp and Subsidiaries

	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006

Summary of Core Operations (thousands)
Net income	$27,967	$31,764	$9,619	$31,492	$692
Add back: Restructuring and merger related expenses (net of tax effect)[1]	(231)	656	2,215	2,721	7,361
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	1,729	1,821	1,920	2,027	471

Core operating earnings	$29,465	$34,241	$13,754	$36,240	$8,524

Noninterest expense	$78,880	$77,343	$87,490	$83,710	$78,788
Subtract: Restructuring and merger related expenses	356	(1,009)	(3,408)	(4,186)	(11,324)
Subtract: Amortization of core deposit intangibles	(2,659)	(2,803)	(2,954)	(3,118)	(725)

Core operating expenses	$76,577	$73,531	$81,128	$76,406	$66,739

Average Balances (millions)
Average assets	$13,305	$13,165	$13,241	$13,574	$7,770
Goodwill	(777)	(781)	(780)	(785)	(76)
Core deposit intangible assets	(32)	(34)	(38)	(45)	(9)
Deferred taxes	11	12	13	16	3

Average tangible assets	$12,507	$12,362	$12,436	$12,760	$7,688

Average equity	$1,561	$1,536	$1,551	$1,552	$683
Goodwill	(777)	(781)	(780)	(785)	(76)
Core deposit intangible assets	(32)	(34)	(38)	(45)	(9)
Deferred taxes	11	12	13	16	3

Average tangible equity	$763	$733	$746	$738	$601

Performance Ratios (annualized)
Earnings per share — basic	$0.37	$0.42	$0.13	$0.42	$0.02
Add back: Restructuring and merger related expenses (net of tax effect)[1]	(0.00)	0.01	0.03	0.03	0.17
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.02	0.02	0.02	0.03	0.01

Core operating earnings per share — basic	$0.39	$0.45	$0.18	$0.48	$0.20

Earnings per share — diluted	$0.37	$0.42	$0.13	$0.41	$0.02
Add back: Restructuring and merger related expenses (net of tax effect)[1]	(0.00)	0.01	0.03	0.03	0.17
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.02	0.02	0.02	0.03	0.01

Core operating earnings per share — diluted	$0.39	$0.45	$0.18	$0.47	$0.20

Efficiency ratio	62.52%	59.45%	65.94%	62.29%	85.23%
Subtract: Effects of restructuring and merger related expenses	0.28	(0.78)	(2.57)	(3.12)	(12.25)
Subtract: Effects of core deposit intangibles amortization	(2.10)	(2.15)	(2.23)	(2.32)	(0.79)

Core efficiency ratio	60.70	56.52	61.14	56.85	72.19

Core operating earnings/average tangible assets	0.93	1.10	0.44	1.15	0.44

Core operating earnings/average tangible equity	15.32	18.55	7.39	19.92	5.62

(1)	Tax effect of ($125), $353, $1,193 and $1,465 for the 4th, 3rd, 2nd and 1st quarters of 2007, respectively, and $3,963 for the 4th quarter of 2006.

(2)	Tax effect of $930, $982, $1,034 and $1,091 for the 4th, 3rd, 2nd and 1st quarters of 2007, respectively, and $254 for the 4th quarter of 2006.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2007	2007	2007	2007	2006

NONINTEREST INCOME:

Service charges on deposit accounts	$12,350	$12,515	$12,080	$11,106	$9,639
Trust fees	5,175	4,973	5,003	4,955	4,818
Mortgage and other loan income	2,179	2,939	4,258	6,137	2,887
Brokerage and investment fees	2,029	2,141	2,182	1,549	1,892
ATM network user fees	1,463	1,601	1,640	1,579	1,018
Bankcard fees	1,806	1,695	1,443	1,180	1,168
Other income	4,294	4,732	4,672	4,917	3,508

Total fees and other income	29,296	30,596	31,278	31,423	24,930
Investment securities gains (losses)	—	8	—	(33)	(7,162)

TOTAL NONINTEREST INCOME	$29,296	$30,604	$31,278	$31,390	$17,768

NONINTEREST EXPENSE:

Salaries and employee benefits	$43,644	$42,115	$45,971	$44,165	$34,885
Occupancy	7,608	7,377	8,076	7,910	5,451
Professional services	4,432	5,096	4,351	4,152	4,077
Equipment	3,857	3,227	3,655	3,911	5,033
Data processing services	3,874	3,724	4,506	4,130	3,757
Advertising and public relations	1,212	1,003	3,292	1,775	1,702
Postage and delivery	1,863	1,777	2,196	1,964	1,445
Telephone	2,187	2,155	1,718	2,064	1,527
Other loan expenses	2,281	1,245	1,080	912	1,406
Stationery and supplies	589	466	868	777	519
Intangible asset amortization	2,659	2,803	2,954	3,118	725
Restructuring and merger-related expenses	(356)	1,009	3,408	4,186	11,324
Other expense	5,030	5,346	5,415	4,646	6,937

TOTAL NONINTEREST EXPENSE	$78,880	$77,343	$87,490	$83,710	$78,788

Average Balances, Yields and Rates
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	December 31, 2007		September 30, 2007		December 31, 2006
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$1,318	4.61%	2,822	7.44%	6,303	5.35%
Investment securities:
Taxable	1,593,595	5.21	1,650,012	5.15	1,023,619	4.57
Tax-exempt	675,459	6.67	672,679	6.69	452,707	7.15
FHLB and Federal Reserve stock	145,253	4.59	139,504	4.56	58,081	4.96
Portfolio loans
Commercial	2,385,971	6.97	2,135,927	7.31	1,814,997	7.54
Commercial real estate	3,074,207	7.56	3,084,792	7.75	1,490,004	7.37
Residential mortgage	1,448,125	6.56	1,472,544	6.59	530,860	6.02
Direct consumer	1,584,772	7.64	1,617,340	7.88	1,075,903	7.74
Indirect consumer	841,480	6.83	852,885	6.75	850,430	6.72

Total portfolio loans	9,334,555	7.20	9,163,488	7.39	5,762,194	7.27
Loans held for sale	73,796	4.23	79,333	9.18	10,997	5.84

Total earning assets	11,823,976	6.85	11,707,838	7.01	7,313,901	6.87

Nonearning Assets
Cash and due from banks	209,013		209,278		149,141
Bank premises and equipment	132,297		132,459		117,093
Investment security fair value adjustment	17,402		(5,393)		(2,408)
Other nonearning assets	1,296,783		1,301,482		304,685
Allowance for loan losses	(174,443)		(180,394)		(112,767)

Total assets	$13,305,028		$13,165,270		$7,769,645

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$773,462	0.69%	$811,955	0.65%	$721,143	0.66%
Savings deposits	2,147,236	2.79	2,165,386	3.00	1,480,628	2.87
Time deposits	3,898,732	4.65	3,928,215	4.71	2,471,464	4.65
Short-term borrowings	774,778	4.51	465,980	4.63	298,942	4.37
Long-term debt	2,880,587	4.94	2,982,035	4.95	1,105,579	5.28

Total interest-bearing liabilities	10,474,795	4.05	10,353,571	4.10	6,077,756	3.84
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,132,050		1,143,917		923,327
Other liabilities	137,622		131,837		85,414
Shareholders’ equity	1,560,561		1,535,945		683,148

Total liabilities and shareholders’ equity	$13,305,028		$13,165,270		$7,769,645

Interest Spread		2.80%		2.91%		3.03%
Contribution of noninterest bearing sources of funds		0.46		0.48		0.64

Net Interest Margin		3.26%		3.39%		3.67%

Average Balances, Yields and Rates
Citizens Republic Bancorp and Subsidiaries

	Twelve Months Ended December 31,
	2007		2006
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate
Earning Assets
Money market investments	1,940	5.37%	2,862	4.17%
Investment securities
Taxable	1,726,042	5.10	1,077,475	4.54
Tax-exempt	671,753	6.70	449,068	7.23
FHLB and Federal Reserve stock	137,676	4.66	56,700	4.76
Portfolio loans
Commercial	2,138,853	7.38	1,727,232	7.35
Commercial real estate	3,103,082	7.68	1,447,789	7.16
Residential mortgage	1,490,447	6.62	540,737	5.80
Direct consumer	1,638,084	7.80	1,099,110	7.53
Indirect consumer	841,600	6.76	842,608	6.65

Total portfolio loans	9,212,066	7.38	5,657,476	7.09
Loans held for sale	97,744	7.42	16,378	5.77

Total earning assets	11,847,221	6.98	7,259,959	6.70
Nonearning Assets
Cash and due from banks	198,908		159,501
Bank premises and equipment	136,135		119,572
Investment security fair value adjustment	3,879		(9,116)
Other nonearning assets	1,307,126		288,928
Allowance for loan losses	(173,148)		(114,613)

Total assets	$13,320,121		$7,704,231

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$831,983	0.69%	$779,803	0.65%
Savings deposits	2,188,296	2.92	1,478,492	2.63
Time deposits	4,008,919	4.68	2,408,092	4.29
Short-term borrowings	721,086	4.76	374,088	4.28
Long-term debt	2,728,181	4.92	995,940	4.63

Total interest-bearing liabilities	10,478,465	4.06	6,036,415	3.47
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,139,695		921,580
Other liabilities	152,000		85,240
Shareholders’ equity	1,549,961		660,996

Total liabilities and shareholders’ equity	$13,320,121		$7,704,231

Interest Spread		2.92%		3.23%
Contribution of noninterest bearing sources of funds		0.46		0.58

Net Interest Margin		3.38%		3.81%

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2007	2007	2007	2007	2006

Commercial	$12,659	$9,386	$8,563	$8,827	$7,709
Commercial real estate	110,159	97,557	60,797	40,621	14,915

Total commercial (1)	122,818	106,943	69,360	49,448	22,624
Residential mortgage	46,865	32,824	35,397	30,591	28,428
Direct consumer	13,657	10,926	9,140	8,166	6,030
Indirect consumer	2,057	1,806	1,053	595	810
Loans 90 days or more past due and still accruing	3,650	1,923	1,127	1,388	767
Restructured loans	315	332	348	363	378

Total nonperforming portfolio loans	189,362	154,754	116,425	90,551	59,037
Nonperforming held for sale	21,676	5,846	5,128	4,630	22,846
Other Repossessed Assets Acquired	40,502	30,395	24,811	19,482	20,165

Total nonperforming assets	$251,540	$190,995	$146,364	$114,663	$102,048

(1) Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows from acquired bank	$—	$—	$—	$—	$8.7
Inflows	72.1	60.0	48.4	37.4	7.9
Outflows	(56.2)	(22.4)	(28.5)	(10.6)	(10.2)

Net change	$15.9	$37.6	$19.9	$26.8	$6.4

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2007	2007	2007	2007	2006

Allowance for loan losses — beginning of period	$176,958	$181,118	$169,239	$169,104	$113,076

Provision for loan losses	6,055	3,765	31,857	3,500	5,936

Charge-offs:
Commercial	1,723	1,618	2,419	363	2,098
Commercial real estate	11,219	1,270	14,284	421	1,017

Total commercial	12,942	2,888	16,703	784	3,115
Residential mortgage	2,013	1,602	735	791	885
Direct consumer	2,706	3,188	3,029	2,084	1,955
Indirect consumer	3,729	2,312	1,868	2,217	2,818

Total charge-offs	21,390	9,990	22,335	5,876	8,773

Recoveries:
Commercial	348	1,026	640	1,130	304
Commercial real estate	489	100	539	175	33

Total commercial	837	1,126	1,179	1,305	337
Residential mortgage	76	1	56	51	29
Direct consumer	370	500	482	371	287
Indirect consumer	447	438	640	784	509

Total recoveries	1,730	2,065	2,357	2,511	1,162

Net charge-offs	19,660	7,925	19,978	3,365	7,611

Allowance of acquired bank	—	—	—	—	57,703

Allowance for loan losses — end of period	$163,353	$176,958	$181,118	$169,239	$169,104

Reserve for loan commitments — end of period	$5,571	$5,588	$5,732	$6,069	$6,119